Exhibit 10.30

June 8, 2022

Chirfi Guindo

Dear Chirfi,

It is my pleasure to offer you a position with Merck Sharp & Dohme LLC (“MSD” or the “Company”), a wholly-owned subsidiary of Merck & Co., Inc. (“Merck”), as its Chief Marketing Officer (the “Position”) on the terms and conditions set forth in this offer letter (“letter” or “offer letter”). We see ourselves as a company inspired to invent, and determined to discover, develop, and deliver medicines and vaccines that will improve the lives of more people in more places around the world.
Our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of people like you.  We strive to create an environment of mutual respect, encouragement and teamwork that enables our employees to achieve our mission.  As part of our global team, you'll have the opportunity to collaborate with talented and dedicated colleagues while developing and expanding your career.

Your offer of employment in the Position is subject to the approval of your appointment by the Board of Directors of Merck.  If approved, you will be a member of the Executive Team (formerly known as the “Executive Committee”), an Officer of Merck (as defined in Section 16 of the Securities Exchange Act of 1934) and will report to me (or my successor as Chief Executive Officer).  The Position will initially be based at our offices in Kenilworth, NJ. In 2023, with the move of our corporate headquarters, the Position will be based in Rahway, NJ. We have advised you not to alter your current employment status until all the contingencies have been satisfied.

Our offer includes the following:

Total Compensation

Base Salary:  You will be paid a gross annual salary of $700,000. This will be paid (bi-weekly) at a rate of approximately $26,923 per pay period. You will be eligible for consideration for a salary increase on an annual basis. Your base salary will be subject to applicable payroll deductions and withholdings.

Executive Incentive Plan (EIP): You will be eligible to participate in the Executive Incentive Plan (EIP) as it applies to similarly situated employees, subject to the terms of the plan. The target bonus for performance year 2022 for the Position is 80% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any, will be determined based on Merck performance. To be eligible for an EIP award, you must be actively employed on or before October 1 and remain actively employed through December 31 of the plan year. Your EIP award, if any, will be pro-rated based on the time you were in an EIP-eligible position during that plan year. Bonuses, if any, for the current performance year will be paid in or about March of the following year.
Long-Term Incentive (LTI) Program: You will be eligible for consideration for annual grants of stockbased incentives under the Incentive Stock Plan beginning in the annual cycle following the year you begin employment and, for as long as you remain employed, for each annual cycle thereafter. For Executive Team members, annual grants generally include a mix of non-qualified stock options and performance share units (PSUs), with the number and proportion of shares covered by such incentives determined by the Compensation and Management Development Committee of the Board of Directors of Merck (the "Committee"). The current annual grant value
Chirfi Guindo

for the Position is $2,500,000, comprised of 70% PSUs and 30% non-qualified stock options. The exact number of shares granted will be determined based on the value of Merck stock on the date of grant. Currently, annual grants of Merck & Co., Inc. stock options vest in equal installments over three years and PSUs are subject to a 3-year performance period.

Distribution of shares in connection with PSUs and stock options is dependent on continued employment with Merck, MSD or one of Merck or MSD's subsidiaries ("Merck Entity"); additionally, the level of PSU payout is contingent on Merck performance. Please note that the value and terms and conditions of any future grants may change from time to time. The specific terms and conditions of your grant(s) will be provided to you shortly after the grant(s) are made.

You will be subject to our stock ownership guidelines. The guidelines are intended to reinforce our philosophy concerning "ownership" and, in a concrete way, quantify our expectations concerning ownership of Merck. The guidelines provide that you should acquire Merck stock, over time, equal in value to three times your annual base salary. Importantly, the LTI program - and retention of shares earned in connection therewith - is intended to facilitate the acquisition of shares. Also, there is no required time frame under which you will be required to achieve your stock ownership requirement, however, you will be subject to a 75% retention requirement until you achieve the required base salary multiple.

Sign-On Incentives

Sign-On Cash: You will receive a cash sign-on bonus in the aggregate amount of $530,000, less applicable payroll deductions and withholdings, payable within thirty days of your start date. Your right to retain the sign-on bonus is conditioned upon your continued employment with a Merck Entity for two years. By your signature below, you agree that, if prior to completing two years of employment, you voluntarily terminate your employment with a Merck Entity without Good Reason, as defined below, or if a Merck Entity terminates your employment for Cause, as defined below, you will reimburse the full amount of the sign-on bonus ("Repayment Obligation").  You further authorize the Company to withhold any and all monies otherwise owed to you, to the extent permitted by law, as payment against such Repayment Obligation.  In such case, such monies will be credited towards the Repayment Obligation, but will not relieve you of your obligation to pay the balance of any Repayment Obligation.

"Cause" as used in this offer letter means an act or omission by you, which constitutes: (i) a deliberate (and not justified and appropriate in the performance of your duties) or reckless disclosure of proprietary or other confidential information relating to a Merck Entity, its personnel, research or business; (ii) embezzlement, theft or other misappropriation of the assets of a Merck Entity; (iii) deliberate or reckless falsification of records or reports; (iv) deliberate bad faith or reckless action that causes actual or potential significant injury or loss to a Merck Entity and/or its and/or their employees; (v) insubordination (meaning the repeated refusal to carry out work assignments and/or direction); (vi) willful or repeated failure to perform assigned job duties; (vii) an illegal act on the property of a Merck Entity or in representing a Merck Entity; (viii) a material violation of a Company policy relating to the research, development, manufacturing, sales, or marketing of Company products or the overall goodwill or reputation of the Company; (ix) any action that would trigger the claw back provisions of any Bonus or Long-Term Incentive Plans applicable to you; or a (x) breach by you of your representations as set forth in this letter.

“Good Reason” is defined to include the following: a) a material reduction in base salary without your consent, unless such reduction is part of an across-the-board reduction affecting other Executive Team members in like proportions, b) your involuntary reassignment to any position other than a position on the Executive Team reporting to the Company’s Chief Executive Officer within the period beginning on date of hire and ending when the Sign-on Equity Grant has vested fully, or c) a material breach of this letter, provided that you deliver written notice of a claim of Good Reason to the Company’s Chief Executive Officer within thirty (30) days of the facts giving rise to such Good Reason, MSD fails to cure the circumstances giving rise to Good Reason within thirty (30) days of receiving such notice and you actually terminate employment within thirty (30) days after MSD’s failure to cure.
Chirfi Guindo

Sign-On Equity: You will receive sign-on equity incentives valued at $12,200,000, $2,500,000 in the form of Performance Share Units and $9,700,000 in the form of restricted stock units (RSUs). Merck & Co., Inc. RSU grants are currently scheduled to be made shortly after the release of company earnings each quarter. The date of your sign-on PSU and RSU grants will be the quarterly grant immediately following your start date (the next quarterly grant date is scheduled for August 2, 2022). Subject to its terms, this PSU grant is subject to a 3-year performance period and this RSU grant will vest one-third on each anniversary of the grant date. Both grants will be eligible for continued vesting as provided under the Severance section of this letter below. A summary of terms and conditions associated with this PSU and RSU grant will be provided to you shortly after the grants are made. Under current equity terms, should you die while actively employed, the terms of Merck’s PSU grants provide for vesting on the date the final award is determined and RSU grants provide for immediate vesting plus dividend equivalents accrued through your date of death. Should you become disabled and your employment is terminated as a result, the terms of Merck’s PSU grants provide for vesting on the date the final award is determined and RSU grants provide for continued vesting on the original vesting dates and dividend equivalents through such corresponding vesting dates.

Benefits

Health and Insurance Benefits Program: You will be eligible to participate in the Health and Insurance Benefits Program, which automatically provides you with basic life insurance and short-term disability coverage. It also allows you to choose from various options including medical, dental, vision, voluntary and dependent life insurance, long-term disability and flexible spending accounts. For most benefits, participation begins on your date of hire. The Benefits Service Center at Fidelity will mail a Benefits New Hire Package to you within 2 weeks of your hire date. This Package provides important information and instructions for enrolling in your benefits. You will have 30 days from the date Fidelity mails your benefits information to enroll. If you do not enroll by the date indicated in the Package, you automatically will be enrolled in medical coverage for you only in the Horizon BlueCross BlueShield PPO plan option (which includes prescription drug coverage), dental coverage for you only, company-provided basic life insurance and short-term and long-term disability coverage. If you enroll dependents under your medical coverage, you will receive an e-mail and/or letter from HMS Employer Solutions (an independent third-party vendor designated to conduct dependent eligibility verifications) requesting documentation to verify your dependent eligibility. Failure to respond or provide required documentation within the required timeframe will result in the removal of your dependent(s) from benefits coverage. In addition, your eligibility for retiree medical coverage will be determined based on Plan rules in effect, using your age and total years of service, at that time.

Pension Plan: You will be eligible to participate in the tax-qualified and non-qualified U.S. Pension Plan, which is a defined benefit pension plan that uses a cash balance formula to calculate your benefit. Your benefit is expressed as a notional account balance that grows with annual Pay Credits ranging from 4.5% to 10.0% of your total pay (based on age and service) and Interest Credits of 3% plus the annual rate of change in the Consumer Price Index (not less than 3.3%). In addition, your prior pension plan benefit will be restored and the value of your benefit will be determined based on Plan rules in effect, using your age and years of service at that time.

401(k)/Savings Plan: You will be eligible to participate in the U.S. Savings Plan (“Savings Plan”). Within 2 weeks following your date of hire, the Benefits Service Center at Fidelity will mail to you a separate enrollment package for the Savings Plan. You may contribute to the Savings Plan on a before-tax, Roth, and after-tax basis. The Savings Plan provides a 75% match of the first 6% of total pay (4.5% of total pay) that you contribute per pay period (subject to plan limits and IRS limits). If you do not make an active election within 60 days of your hire date, you automatically will be enrolled to contribute 6% base pay and 6% EIP on a before-tax basis, with an annual increase of 1% until you reach a contribution rate of 10%. To maximize the company match, you must contribute at least 6% of your base pay and 6% of your EIP.

Chirfi Guindo

Deferral Program: Beginning in 2023, you will be eligible to defer (1) a portion of your base salary and/or (2) all or part of your EIP bonus, if any. You will receive detailed information just prior to the annual enrollment period in December 2022. In addition, the company will contribute 4.5% of your eligible pay exceeding the Internal Revenue Code pay limit ($305,000 for 2022) to an account established on your behalf.

Financial Planning:  You will be eligible to participate in the executive financial planning program, which provides an annual cash allowance of $10,000 payable in December of each calendar year.  If your start date is on or before October 1 of this calendar year, you will be eligible to commence this benefit in the same calendar year. If you start after October 1, you will be eligible to commence the benefit in the subsequent calendar year.

Vacation and Paid Holiday Policy: You will be eligible for 30 vacation days per year in accordance with Company policy, as well as 12 company paid holidays and 4 year-end shutdown days between the Christmas and New Year’s Day holidays. The number of vacation days for which you are eligible in your first year of employment is dependent upon your date of hire.

Military Reservists: Merck is a Military Friendly Employer and we proudly offer a generous military leave policy for those that are eligible.

Workplace Accommodations: We support employees of all abilities. The Company’s Workplace EnABLEment program offers employees the resources they need to contribute at the highest level and to advance the business goals of the Company. If you need an accommodation, contact the Workplace Accommodation Team via email at workacc@merck.com or by phone at 1-866-675-4748.

Relocation:  You will be eligible for benefits under our Domestic Relocation Policy. As part of our standard domestic relocation benefits, MSD will pay or reimburse you for certain expenses in accordance with this Policy. A global mobility representative will be assigned to you and will be available to explain your specific benefits as well as address any questions you may have.

Severance: As an employee of MSD, you will be an employee at-will. This means that either you or MSD may terminate the employment relationship at any time for any lawful reason or for no reason. In order to accommodate any concerns you may have in joining MSD, MSD agrees that in the event MSD terminates your employment for a reason other than Cause (as defined above) or you terminate your employment for Good Reason (as defined above) prior to such time when all of your Sign-On Equity is fully vested, then you will be entitled to continue to vest in the Sign-On Equity granted to you (“Severance Benefit”); provided that your right to receive the Severance Benefit would be conditioned upon your signing and refraining from revoking a Severance Agreement in a format prescribed by MSD, which Agreement will contain a full release, non-solicitation, non-disclosure, non-disparagement and cooperation in litigation covenants and such other reasonable and customary terms as MSD provides. This Severance Benefit would be in addition to any other severance or separation pay that you may be entitled to under any applicable plan or policy of MSD or Merck.

Prior Service. For the avoidance of doubt, you will be credited for your prior service with the Company eligible in accordance with the terms and conditions on Company plans and policies as those plans and policies apply generally to other Company employees.

Change in Control

Merck has adopted a “Change in Control” (CIC) Program. The Merck CIC Program specifies the types of compensation and benefits-related protections to be provided to eligible Merck employees in the event of a change in control of Merck & Co., Inc. You will participate as an Executive Team member at the band level applicable under the program.

Right to Amend or Terminate Plans, Programs and Policies

Chirfi Guindo

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable plans, programs and policies of MSD, Merck and/or the applicable Merck Entity.  Nothing in this letter in any way limits the right of Merck & Co., Inc. and/or a Merck Entity to amend or terminate those plans, programs or policies.

Section 409A

This offer letter shall be interpreted to comply with section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“section 409A”) or an exemption thereto. Notwithstanding anything in this offer letter to the contrary, payments made pursuant to the offer letter may only be made in a manner and upon an event permitted by section 409A, and all payments to be paid to you upon termination of employment may only be made upon a “separation from service” as defined under section 409A. If section 409A applies to payments under this offer letter, this offer letter shall be administered in accordance with section 409A, including the six-month delay for “specified employees,” if applicable. Each payment under this offer letter, that is part of a series of installment payments, shall be treated as a separate payment for purposed of section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment. You are solely responsible for any taxes under this offer letter and in no event will Merck have any liability with respect to any tax, interest or other penalty imposed under section 409A.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter (or otherwise referenced herein) is determined to be subject to (and not exempt from) section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subjected to liquidation or exchange for another benefit.

Representations

This offer is made to you based upon your representations that (i) your employment with Merck will not conflict with, or result in the breach of, or violation of, any other agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would restrict your employment with Merck and not provided to Merck for its independent review.

By your signature below, you affirm that these representations are true.

In addition to Board approval, this offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check, satisfactory references and background check results and, if applicable, proof of your eligibility to work in the United States. (A List of Acceptable Documents that establishes your eligibility to work in the U.S., which you are required to bring with you on your first day of work, will be forwarded to you upon your acceptance of the offer). Your employment with Merck is at-will (meaning that you and the Company remain free to end the employment relationship at any time, for any lawful reason, either with or without prior notice) and additionally will be subject to certain terms and conditions of employment, which have been provided to you with this offer. We advise you not to alter your current employment status until all of the contingencies have been satisfied. Nothing herein shall be construed as creating a contract for a specific duration between you and the Company.

Please call Steve Mizell upon receipt of this letter to acknowledge your acceptance of this offer and to begin your “on boarding” process for employment. Beth Perrone will be your initial point of contact throughout the on boarding process and will confirm your start date upon successful completion of the above contingencies.  In addition, please print, sign, scan and return this offer letter via email to Steve.

Chirfi Guindo

With your abilities and experience, I know you will be able to contribute to the Company and benefit from its growth. I believe this position offers an outstanding career opportunity and look forward to your acceptance.

Sincerely,

/s/ Robert Davis___________

Robert Davis

I accept the employment offer and its terms contained in this letter.

/s/ Chirfi Guindo             June 9, 2022
Chirfi Guindo                    Date
Chirfi Guindo